Exhibit 10.5

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE COMSTOCK RESOURCES, INC.

2009 LONG-TERM INCENTIVE PLAN

AGREEMENT made as of _________________, by and between Comstock Resources, Inc., a Nevada corporation (“Company”) and ______________ (“Award Recipient”):

WHEREAS, the Company maintains the Comstock Resources, Inc. 2009 Long-term Incentive Plan (the “Plan”) under which the Compensation Committee of the Board may, among other things, award performance units to employees of the Company;

WHEREAS, pursuant to the Plan, the Compensation Committee has awarded to the Award Recipient performance-based restricted stock units of common stock of the Company, conditioned upon the execution by the Company and the Award Recipient of an Agreement setting forth all the terms and conditions applicable to such award in accordance with the Plan;

THEREFORE, in consideration of the mutual promise(s) and covenant(s) contained herein, it is hereby agreed as follows:

1.         AWARD OF PERFORMANCE UNITS.  Under the terms of the Plan, the Compensation Committee has awarded to the Award Recipient a performance-based restricted stock unit award (the “Units”) on ______________ (“Award Date”), covering a target of                    shares of Stock, $.50 par value (the “Target Award”), with a maximum payout of                    shares of Stock, $.50 par value (the “Maximum Award”), subject to the terms, conditions, and restrictions set forth in this Agreement.  The Units are credited to an unfunded bookkeeping account maintained by the Company.  The holder of Units shall have no rights as a stockholder, such as voting or dividend rights, except as set forth in Section 2.

The shares subject to this restricted stock unit are not actual shares of Stock, but a promise to deliver shares of Stock upon the Certification Dates set forth below, to the extent earned through satisfaction of performance requirements.  The shares of Stock delivered upon the first two Certification Dates (Tranche 1 and Tranche 2) shall be shares of Restricted Stock subject to vesting conditions set forth in Section 4.

The Award Recipient must remain employed on each Certification Date, except as provided in this paragraph, in order to receive delivery of shares equal to the number of Units that become earned through satisfaction of the performance conditions. If the Award Recipient terminates employment with the Company due to Retirement, death or Disability during a performance period, the Units will be earned on a pro rated basis based on the actual level of achievement of the TSR goals, as certified by the Compensation Committee for the performance period, and such earned Units shall be fully vested upon the Certification Date.  The pro rata amount will be determined by multiplying the total number of Units otherwise determined by a fraction, the numerator of which shall be the number of complete months between January 1st of the year of employment termination and the date of employment termination, and the denominator of which shall be twelve. Shares of Stock will be distributed within five (5) business days after the Certification Date.

The Units may be earned in three tranches, and are forfeited to the extent not earned as of the Certification Date for each tranche.  The Units covered by each tranche are as follows:

Certification Date	Target Award	Maximum Award
Tranche 1: _______________
Tranche 2: _______________
Tranche 3: _______________

2.          DIVIDEND EQUIVALENTS.  As long as Units are outstanding, on each date that the Company pays a cash dividend to holders of common stock generally, the Company shall credit to Award Recipient a additional number of whole Units (the “Additional Units”) equal to the total number of Units and Additional Units previously credited to Award Recipient multiplied by the dollar amount of the cash dividend paid per share of Stock on such date, divided by the Fair Market Value of a share of Stock on such date.  Only whole Units shall be credited and any fractional Units resulting from such calculation shall be rounded down to the nearest whole Unit.  A report showing the number of Additional Units credited shall be sent to Award Recipient periodically.  The Additional Units so credited shall be subject to the same terms and conditions as the Units to which the Additional Units relate, and the Additional Units shall be forfeited if the Units with respect to which the Additional Units were credited are forfeited.

3.          DETERMINATION OF EARNED UNITS.  At each Certification Date, the number of Units that are earned shall be determined using the table found in Appendix A and subject to the following provisions:

(i)        Performance Periods. There are three (3) performance periods:  the period commencing _____________ and ending on _______________; the period commencing _____________ and ending on _________________; and the period commencing ______________ and ending on ________________.

(ii)       Performance Measures.  The Units earned shall be based on the Company’s relative ranking of total shareholder return (“TSR”) among a group of peer group companies (the “Peer Group”), as set forth on Appendix B; provided, however that no Units are earned for any performance period that the Company does not have a positive TSR. The relative ranking is measured over each performance period and must be certified by the Compensation Committee on or prior to the Certification Date in order for any portion of the Award to be earned.  The Compensation Committee will determine in its sole discretion and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the Units have been earned. The Committee may not increase the number of Units that may be earned as a result of the Company’s TSR performance.

(iii)      Peer Group.  The Peer Group companies are shown on Appendix B. A company will be removed from the Peer Group if, during a performance period, it ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market. If a company is removed from the Peer Group, its TSR shall be calculated by averaging its TSR over any completed years in the performance period and excluding it from calculation for any incomplete years.

(iv)      Definition of TSR.   “TSR” as applied to a Peer Group company means stock price appreciation from the beginning to the end of the performance period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Peer Group company) during the performance period, expressed as a percentage return.  The stock price at the beginning and end of the performance periods will be the closing price on the relevant date, adjusted for stock splits or similar changes in capital structure.

4.          ISSUANCE OF STOCK FOR EARNED UNITS.  Shares of Stock shall be issued for earned Units as follows:

(i)        Certification Dates for Tranche 1 and Tranche 2.        The Units that are earned on the Certification Dates for Tranche 1 and Tranche 2 shall be issued to the Award Recipient in the form of shares of Restricted Stock subject to vesting as described in Section 5.  During the restriction period, the shares of Restricted Stock are not transferable by the Award Recipient by means of sale, assignment, exchange, pledge, or otherwise.  The certificate(s) evidencing the award shall be registered on the Company's books in the name of the Award Recipient as of the Certification Date.  Physical possession or custody of such certificate(s) shall be retained by the Company until such time as they are vested (i.e., the restriction period lapses).  While in its possession, the Company reserves the right to place a legend on the certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including forfeiture) approved by the Board and applicable to the shares represented by the certificate(s).  During the restriction period, the Award Recipient shall be entitled to all rights of a stockholder of the Company, including the right to receive dividends with respect to such shares.

(ii)       Certification Date for Tranche 3.        The Units that are earned on the Certification Date for Tranche 3 shall be issued to the Award Recipient in the form of unrestricted shares of Stock within five (5) business days after the Certification Date.

5.          VESTING OF RESTRICTED STOCK. The shares of Restricted Stock issued for Tranche 1 and Tranche 2 shall become fully vested if the Award Recipient remains employed on ______________ (the “Vesting Date”).  If the Award Recipient terminates employment with the Company due to Retirement, death or Disability during the restriction period, the restricted stock award shall vest in full as of the date of such termination. Upon termination of the Award Recipient’s employment for any other reason prior to the Vesting Date, the Restricted Stock will be forfeited.  The Award Recipient may designate a beneficiary(ies) to receive the certificate representing that portion of the award vested upon death.  The Award Recipient has the right to change such beneficiary designation at will.

6.          CHANGE IN CONTROL.  Upon a Change in Control, for any tranche of Units for which the Certification Date has not occurred at such time, the number of Units that may be earned for the performance period at the Maximum Award level shall vest upon the effective time of the Change in Control. In the event of a Change in Control of the Company during the restriction period for any shares of Restricted Stock, the Restricted Stock award shall vest in full upon the effective time of the Change in Control.

7.          WITHHOLDING TAXES.  The Company shall have the right to retain and withhold from any payment the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require an Award Recipient receiving shares of Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Award Recipient an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or retain and withhold a number of shares of Stock having a market value not less than the amount of such taxes and cancel (in whole or in part) any such shares so withheld in order to reimburse the Company for any such taxes.

8.          CLAW-BACK PROVISIONS.  In accordance with the Company’s claw-back policies, in the event of an accounting restatement applicable to a performance period due to material noncompliance with financial reporting requirements under the federal securities laws, the Compensation Committee shall have the right to seek to recover from any current or former executive at the vice president level or above who received shares of Stock under this Agreement during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, any excess compensation awarded as a result of the misstatement.  The Company’s policy will be amended as required by final Security and Exchange Commission regulations interpreting the provisions of the Dodd-Frank Act, and as required by the listing standards of the New York Stock Exchange.  Any amended policy will apply to this Agreement.

9.          ADMINISTRATION.  The Board shall have full authority and discretion (subject only to the authority granted to the Compensation Committee under this Award) to decide all matters relating to the administration and interpretation of the Plan and this Agreement.  All such Board determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.

10.        NO RIGHT TO CONTINUED EMPLOYMENT.  Nothing in the Plan or this Agreement shall confer on an Award Recipient any right to continue in the employ of the Company or in any way affect the Company's right to terminate the Award Recipient's employment without prior notice at any time for any reason.

11.        AMENDMENT(S).  This Agreement shall be subject to the terms of the Plan as amended except that the award that is the subject of this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of the award without the Award Recipient's written consent.

12.        NON-TRANSFERABLE.  The Units may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Any attempt to transfer, anticipate, alienate, sell, assign, pledge or encumber the Units shall be void.

13.        COMPLIANCE WITH SECTIONS 162(M) AND 409A OF THE INTERNAL REVENUE CODE.  Compensation attributable to the Award is intended to constitute qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder. This Award shall be construed and administered by the Board in a manner consistent with this intent.  This Agreement will be interpreted and applied so that the Award does not fail to meet, and is operated as a “short term deferral” or a restricted stock grant which is exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

14.        FORCE AND EFFECT.  The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

15.        GOVERNING LAWS.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

16.        SUCCESSORS.  This Agreement shall be binding upon and inure to the benefit of the heirs and permitted successors and assigns of the respective parties.

17.        NOTICES.  Unless waived by the Company, any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Comstock Resources, Inc.

5300 Town and Country Blvd.

Suite 500

Frisco, TX 75034

Attention: President or Secretary;

or to such other address as the Company maintains as its principal executive offices.

18.        ENTIRE AGREEMENT.  This Agreement and the Plan contain the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties.  In the event of any conflict between the terms and provisions of this Agreement and those of the Plan, the terms and provisions of the Plan including, without limitation, those with respect to powers of the Board, shall prevail and be controlling.  Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Plan. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

COMSTOCK RESOURCES, INC.

By:
M. Jay Allison
President and Chief Executive Officer

4